EXHIBIT 19

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 3/18/26 to 4/24/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
3/25/2026	Sell	40,778	13.94
3/26/2026	Sell	37,606	13.87
3/27/2026	Sell	88,419	13.59
3/30/2026	Sell	37,868	13.52
3/31/2026	Sell	224,477	13.73
4/1/2026	Sell	259,382	13.92
4/2/2026	Sell	44,010	13.87
4/15/2026	Sell	62,841	14.68
4/16/2026	Sell	39,758	14.51
4/17/2026	Sell	87,990	14.69
4/20/2026	Sell	13,782	14.62
4/21/2026	Sell	8,935	14.64
4/22/2026	Sell	10,350	14.61
4/24/2026	Sell	115,170	14.66